Exhibit 10.15

HEALTHSTREAM, INC.

RESTRICTED SHARE UNIT AGREEMENT

(NON-EMPLOYEE DIRECTOR)

This RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the 18th day of March, 2012 (the “Grant Date”), between HealthStream, Inc., a Tennessee corporation (together with its Subsidiaries and Affiliates, the “Company”), and [            ] (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the HealthStream, Inc. 2010 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Restricted Share Units; and

WHEREAS, the Board of Directors of the Company, (the “Board”) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of the Restricted Share Units provided for herein to the Grantee as an incentive for increased efforts during his or her term of service or employment with the Company or its Subsidiaries or Affiliates, and has advised the Company thereof and instructed the undersigned officers to issue said Restricted Share Units;

NOW, THEREFORE, the parties hereto agree as follows:

RESTRICTED SHARE UNIT GRANT

Grantee: [            ]

Aggregate number of Restricted Share Units

Granted hereunder: [            ]

Grant Date: [            ]

1.	Grant of Restricted Share Unit Award.

1.1	The Company hereby grants to the Grantee the award (“Award”) of Restricted Share Units (“RSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. Each RSU shall have a value equal to the Fair Market Value of one Share. A bookkeeping account will be maintained by the Company to keep track of the RSUs.

1.2	The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the RSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution.

2.	Vesting and Payment.

2.1	Vesting. Except as provided in Section 2.3, the RSUs subject to this Award shall vest as follows:
i.	1/3 of the RSUs shall vest on the first anniversary of the grant date;
ii.	An additional 1/3 of the RSUs shall vest on the second anniversary of the grant date; and
iii.	The remaining 1/3 of the RSUs shall vest on the third anniversary of the grant date.

2.2	[intentionally omitted]

2.3	Change in Control. Notwithstanding the foregoing, upon the occurrence of a Change in Control, this Award shall become vested immediately prior to a Change in Control as to 100% of the RSUs (but only to the extent such Award has not otherwise terminated or become vested).

2.4

Settlement. The Grantee shall be entitled to settlement of the RSUs subject to this Award at the time that such RSUs vest pursuant to Section 2.1 or Section 2.3, as applicable. Such settlement shall be made as promptly as practicable thereafter (but in no event after the fifteenth day following the applicable vesting date, or in the case of a Change in Control, the Change in Control). Any settlement of RSUs granted pursuant to this Award shall be made in Shares through the issuance to the Grantee of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested RSUs. The Board, may in its discretion, provide that the ownership of Shares upon the vesting of the RSUs shall be evidenced by a “book entry” (i.e., a computerized or manual entry) in the records of the Company or its designated agent in the name of the Grantee who has become vested in such Shares. The Grantee will not be entitled to any dividend equivalent or voting rights with regard to the RSUs.

2.5	Termination. Except as otherwise provided by the Board, this Award shall not become vested as to any additional RSUs following the Grantee’s termination of service with the Company for any reason and Grantee shall forfeit any unvested RSUs as of the date of such termination of service.

3.	No Right to Continued Service. Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service as a member of the Board.

4.	Adjustments. The provisions of Section 4.2 and Section 14.3 of the Plan are hereby incorporated by reference, and the RSUs are subject to such provisions. Any determination made by the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

5.	Administration Subject to the Plan. The Grantee hereby acknowledges receipt of a copy of (or an electric link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Board shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.

6.	Modification of Agreement. Subject to the restrictions contained in the Plan and applicable law (including compliance with Section 409A of the Code), the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the RSU, prospectively or retroactively.

7.	Taxes; Section 409A. The Grantee shall be responsible for all taxes due in connection with the grant or vesting or any payment or transfer with respect to the RSUs and Shares (and cash, if applicable) payable hereunder. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the RSUs to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, in any circumstances where the settlement of the RSUs may not so qualify, the Board shall administer the grant and settlement of such RSUs in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, to the extent that this Award constitutes deferred compensation for purposes of Section 409A of the Code (i) no RSU payable upon the Grantee’s termination of service shall be issued, unless Grantee’s termination of service constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations and (ii) if at the time of a Grantee’s termination of employment with the Company and all “service recipients” (as defined in the applicable provision of the Treasury Regulations), the Grantee is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Grantee) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. Each payment of RSUs constitutes a “separate payment” for purposes of Section 409A of the Code. Notwithstanding any other provision of this Agreement or the Plan to the contrary, to the extent that this RSU Agreement constitutes deferred compensation for purposes of Section 409A of the Code, a “Change in Control” for purposes of this Agreement shall mean “change in the ownership of the Company,” a “change in the effective control of the Company,” or a “change in the ownership of a substantial portion of the Company’s assets,” as such terms are defined in Section 1.409A-3(i)(5) of the Treasury Regulations.

8.	No Right to Continued Employment. The grant of the RSU shall not be construed as giving the Grantee the right to be retained in the service of the Company, and the Company may at any time dismiss the Grantee from service, free from any liability or any claim under the Plan.

9.	Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10.	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11.	Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.	Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

13.	Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	HealthStream, Inc. Cummins Station, Suite 450 209 10th Avenue South Nashville TN 37203

To the Grantee:	The address then maintained with respect to the Grantee in the Company’s records.

IN WITNESS WHEREOF, the parties have caused this Restricted Share Unit Agreement to be duly executed effective as of the day and year first above written.

HEALTHSTREAM, INC.

Robert A. Frist, Jr.
Chairman and Chief Executive Officer

GRANTEE: